Exhibit 6.3

538 Broadhollow Road, Third Floor East, Melville, New York. 11747-3634 • 631-499-6660 •
www.FAIRFIELDPROPERTIES.COM

Date: 28th day of October 2020

LEASE EXTENSION

The lease dated July 2013, previously extended November 2018 and November 2019, between Benjamin Securities as tenant and Fairfield Office Park at Hauppauge LLC as Landlord in regards to Suite 210 located at 750 Veterans Memorial Highway Hauppauge, NY is hereby extended under the following tenns and conditions

1.	The lease shall expire on December 31, 2023

2.	The Base monthly rent for the first year of the extension term, January 1, 2021 to December 31, 2021 shall be $2790.00.

3.	The electric charge for the term of the extension term shall be $452.60.

4.	On each anniversary of the extension the base monthly rent shall increase by 3% over the prior year.

5.	The Base year for the calculation of increases in real estate taxes shall be 2020/2021.

6.	The landlord, at their expense, shall do the following work in the demised premises:

a.	Paint the entire suite one color choosen by tenant from landlords samples

7.	Electronic signature (by .pdf or facscimile) shall be deemed originals and may be enforced as if an original agreement.

Except as modified herein, all tenns and provisions of the original lease shall remain unchanged:

Agreed:

Tenant		Landlord

By	William T. Baker 10/28/20	By	David Berger 10/29/20
	Print Name and Date		Print Name and Date

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